Filed pursuant to Rule 433
Registration Statement No. 333-180300-03
May 28, 2013

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Home > Our Products > Commodity Benchmark ETN

LAUNCHING JUNE 12, 2013
CSCB - Credit Suisse Commodity Benchmark ETN

The Credit Suisse Commodity Benchmark ETNs are linked to the Credit Suisse Commodity Benchmark Total Return Index (the "Index"). The Index is designed to provide monthly rebalanced, long-only diversified exposure to commodities through notional investments in rolling futures contracts on physical commodities. The ETNs do not guarantee any return of principal. Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

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Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 23, 2012, and Prospectus dated March 23, 2012, to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, or any agent or dealer participating in the offering, will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.